micon INTERNATIONAL LIMITED | mineral industry consultants

Consent of Micon International Limited

We consent to the use by Western Goldfields, Inc. (the "Company") in connection with its Registration Statement on Form S-3 and related prospectus, and any amendments and supplements thereto (the "Registration Statement"), of our Feasibility Study on the Mesquite Mine Expansion, Imperial County, California, Report on the Mesquite Mine, dated August 15, 2006, and any amendments thereto, and all information derived from our Feasibility Study on the Mesquite Mine Expansion Report. We, Micon International Limited, agree to be named as an "Expert" in the Registration Statement with respect to such report, and further consent to filing of this consent letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission.

We hereby certify that we have read the Registration Statement and we have no reason to believe that there are any misrepresentations in the information contained in the Registration Statement derived from our report or that such disclosure contains any misrepresentation of the information contained in our report. Micon International Limited concurs with the information pertaining to its Feasibility Study as disclosed in the Registration Statement of the Company.

MICON INTERNATIONAL LIMITED

By: [signature] [stamp: PROFESSIONAL ENGINEER R. M. GOWANS LICENSED PROVINCE OF ONTARIO]

Richard Gowans, P.Eng.,
Vice President

October 5, 2006